Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2023 Results

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Reported First Quarter 2023 Net Loss of $1.0 million, Adjusted EBITDA of $31.7 million and Distributable Cash Flow of $19.1 million
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Reported First Quarter 2023 Gross Profit for the Wholesale Segment of $31.2 million compared to $30.3 million of Gross Profit for the First Quarter 2022 and First Quarter 2023 Gross Profit for the Retail Segment of $50.8 million compared to $48.5 million of Gross Profit for the First Quarter 2022
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Leverage, as defined in the CAPL Credit Facility, was 4.05 times as of March 31, 2023, compared to 4.6 times as of March 31, 2022
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On March 31, 2023, CrossAmerica Partners LP entered into an amended and restated five-year Revolving Credit Facility agreement with increased borrowing capacity of $925 million
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The Distribution Coverage Ratio for the trailing twelve months ended March 31, 2023 was 1.70 times compared to 1.39 times for the comparable period of 2022
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The Board of Directors of CrossAmerica's General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2023

Allentown, PA May 8, 2023 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2023.

“We had a solid quarter despite ongoing economic headwinds. Our retail segment performed particularly well during the quarter, with same store volumes, store sales and inside sales margin all higher relative to the prior year while our wholesale segment generated increased segment gross profit and fuel margin relative to last year,” said Charles Nifong, President and CEO of CrossAmerica. “On the capital raising front, we completed the refinancing of our credit facility during the quarter, increasing the facility size and extending out its duration for another five years. This important refinancing simplified our capital structure and provides us the necessary capital and liquidity to successfully operate our business going forward.”

Non-GAAP Measures and Same Store Metrics

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

First Quarter Results

Consolidated Results

Key Operating Metrics	Q1 2023	Q1 2022
Net Income	($1.0M)	$5.0M
Adjusted EBITDA	$31.7M	$32.0M
Distributable Cash Flow	$19.1M	$24.2M
Distribution Coverage Ratio: Current Quarter	0.96x	1.22x
Distribution Coverage Ratio: TTM ended 3/31/23	1.70x	1.39x

CrossAmerica reported declines in Operating Income, Net Income, Adjusted EBITDA and Distributable Cash Flow for the first quarter 2023 compared to the first quarter 2022. During the first quarter 2023, the Partnership reported an increase in gross profit of 4%, which was primarily driven by increases in motor fuel, merchandise and rent gross profit. This was offset by an increase in operating expenses in both the wholesale and retail segments, driven by inflation in several cost categories and increased labor costs in the retail segment. CrossAmerica also experienced a $5.4 million increase in interest expense in the first quarter 2023 when compared to the first quarter 2022, driven by the increase in interest rates.

Wholesale Segment

Key Operating Metrics	Q1 2023	Q1 2022
Wholesale segment gross profit	$31.2M	$30.3M
Wholesale motor fuel gallons distributed	201.9M	203.9M
Average wholesale gross profit per gallon	$0.083	$0.079

During the first quarter 2023, CrossAmerica’s wholesale segment gross profit increased 3% compared to the first quarter 2022. This was driven by an increase in motor fuel and rent gross profit. The motor fuel gross profit was driven by a 5% increase in fuel margin per gallon, partially offset by a 1% decline in wholesale volume distributed.

Retail Segment

Key Operating Metrics	Q1 2023	Q1 2022
Retail segment gross profit	$50.8M	$48.5M

Retail segment motor fuel gallons distributed	119.1M	116.0M
Same store motor fuel gallons distributed	113.2M	111.3M
Retail segment motor fuel gross profit	$26.8M	$26.3M
Retail segment margin per gallon, before deducting credit card fees and commissions	$0.318	$0.319

Same store merchandise sales excluding cigarettes*	$41.5M	$37.8M
Merchandise gross profit*	$18.1M	$16.7M
Merchandise gross profit percentage*	27.8%	26.8%

*Includes only company operated retail sites

For the first quarter 2023, the retail segment generated a 5% increase in gross profit compared to the first quarter 2022. The increase for the first quarter 2023 was primarily due to higher motor fuel and merchandise gross profit.

The retail segment sold 119.1 million of retail fuel gallons during the first quarter 2023, which was an increase of 3% when compared to the first quarter 2022. Same store retail segment fuel volume for the first quarter 2023 increased 2% from 111.3 million gallons during the first quarter 2022 to 113.2 million gallons.

For the first quarter 2023, CrossAmerica’s merchandise gross profit and other revenue increased 9% when compared to the first quarter 2022. The first quarter increase was primarily due to an increase in overall store sales due to higher retail prices and higher unit count sales, as well as improved product margins. Same store merchandise sales excluding cigarettes increased 10% for the first quarter 2023 when compared to the first quarter 2022. Merchandise gross profit percentage increased from 26.8% for the first quarter 2022 to 27.8% for the first quarter 2023, primarily due to improved merchandise margins in the categories of packaged beverages and snacks.

Divestment Activity

During the three months ended March 31, 2023, CrossAmerica sold one property for $0.4 million in proceeds, resulting in a net gain of $0.1 million.

Amended Credit Facility

On March 31, 2023, CrossAmerica Partners LP entered into an amended and restated five-year Revolving Credit Facility agreement with a syndicate of lenders led by Citizens Bank, N.A. (the “Amended Facility”). The Amended Facility provides borrowing capacity up to $925 million, an increase from the previous revolving credit facility capacity of $750 million. As part of the amendment and restatement, proceeds from the Amended Facility were used to repay all outstanding balances on the $200 million credit facility entered into by a subsidiary of the Partnership in 2021 to finance its acquisition of assets from 7-Eleven, Inc. and Speedway LLC.

The Amended Facility matures on March 31, 2028, and, subject to certain conditions, may be increased by an additional $350 million. Borrowings under the Amended Facility will bear interest, at the Partnership’s option, at a rate equal to the Secured Overnight Financing Rate (“SOFR”) plus a margin ranging from 1.75% to 2.75% per annum plus a customary credit spread adjustment or an alternative base rate plus a margin ranging from 0.75% to 1.75% per annum, depending on the Partnership’s Consolidated Leverage Ratio. Until the Partnership delivers a compliance certificate for the fiscal quarter ending June 30, 2023, the applicable margin for SOFR and alternative base rate loans will be 2.25% and 1.25%, respectively, and the commitment fee rate will be 0.35%.

Swaps Activity

In April 2023, CrossAmerica entered into three new Secured Overnight Financing Rate (“SOFR”) based spot start interest rate swap contracts with a total notional value of $200 million and a five-year term. These spot start interest rate swaps have a fixed rate of approximately 3.286%. Additionally in April 2023, CrossAmerica entered into one forward starting interest rate swap contract beginning April 1, 2024 with a total notional value of $100 million and a four-year term. The fixed rate on the forward starting interest rate swap contract is 2.932%. The partnership expects these cash flow hedges to be highly effective.

Additionally, in April 2023, CrossAmerica also amended its existing three interest rate swap contracts with a total notional amount of $300 million to transition the reference rate from London Interbank Offered Rate (“LIBOR”) to SOFR in conjunction with amending and restating the CAPL Credit Facility. As a result, the fixed rate was reduced from 0.495% to 0.4125% for the one contract and from 0.38% to 0.2975% for the other two contracts. All other critical terms remain the same and so the partnership expects these cash flow hedges to continue to be highly effective.

Liquidity and Capital Resources

As of March 31, 2023, CrossAmerica had $778.0 million outstanding under its CAPL Credit Facility. As of May 4, 2023, after taking into consideration debt covenant restrictions, approximately $154.0 million was available for future borrowings under the CAPL Credit Facility. Leverage, as defined in the CAPL Credit Facility, was 4.05 times as of March 31, 2023, compared to 4.6 times as of March 31, 2022. As of March 31, 2023, CrossAmerica was in compliance with its financial covenants under the credit facility.

Distributions

On April 20, 2023, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter 2023. As previously announced, the distribution will be paid on May 10, 2023 to all unitholders of record as of May 3, 2023. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Conference Call

The Partnership will host a conference call on May 9, 2023 at 9:00 a.m. Eastern Time to discuss first quarter 2023 earnings results. A live webcast of the call can be accessed by going to the investor section of the CrossAmerica Partners website at https://caplp.gcs-web.com/webcasts-presentations. Interested parties may participate live via telephone by registering at a conference call link also provided at https://caplp.gcs-web.com/webcasts-presentations. Please follow this link and register with a valid email address. A PIN will be provided to you with dial-in instructions. Also included on the website on that same day will be related earnings materials, including reconciliations of any non-GAAP financial measures to GAAP financial measures and any other applicable disclosures. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica site at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	March 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$7,517	$16,054
Accounts receivable, net of allowances of $723 and $686, respectively	28,568	30,825
Accounts receivable from related parties	524	743
Inventory	47,911	47,307
Assets held for sale	2,012	983
Current portion of interest rate swap contracts	13,448	13,827
Other current assets	11,512	8,667
Total current assets	111,492	118,406
Property and equipment, net	716,918	728,379
Right-of-use assets, net	161,161	164,942
Intangible assets, net	108,338	113,919
Goodwill	99,409	99,409
Interest rate swap contracts, less current portion	968	3,401
Other assets	25,453	26,142
Total assets	$1,223,739	$1,254,598

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,937	$11,151
Current portion of operating lease obligations	35,288	35,345
Accounts payable	69,605	77,048
Accounts payable to related parties	5,641	7,798
Accrued expenses and other current liabilities	23,556	23,144
Motor fuel and sales taxes payable	20,471	20,813
Total current liabilities	157,498	175,299
Debt and finance lease obligations, less current portion	776,979	761,638
Operating lease obligations, less current portion	131,429	135,220
Deferred tax liabilities, net	8,532	10,588
Asset retirement obligations	46,794	46,431
Other long-term liabilities	46,923	46,289
Total liabilities	1,168,155	1,175,465

Commitments and contingencies

Preferred membership interests	26,757	26,156

Equity:
Common units— 37,952,950 and 37,937,604 units issued and outstanding at March 31, 2023 and December 31, 2022, respectively	15,276	36,508
Accumulated other comprehensive income	13,551	16,469
Total equity	28,827	52,977
Total liabilities and equity	$1,223,739	$1,254,598

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended March 31,
	2023	2022
Operating revenues (a)	$1,016,159	$1,093,211
Costs of sales (b)	934,100	1,014,381
Gross profit	82,059	78,830

Operating expenses:
Operating expenses (c)	45,623	42,109
General and administrative expenses	5,739	6,483
Depreciation, amortization and accretion expense	19,820	20,275
Total operating expenses	71,182	68,867
Loss on dispositions and lease terminations, net	(1,767)	(244)
Operating income	9,110	9,719
Other income, net	261	130
Interest expense	(12,012)	(6,661)
(Loss) income before income taxes	(2,641)	3,188
Income tax benefit	(1,662)	(1,859)
Net (loss) income	(979)	5,047
Accretion of preferred membership interests	601	—
Net (loss) income available to limited partners	$(1,580)	$5,047

Basic and diluted (loss) earnings per common unit	$(0.04)	$0.13

Weighted-average limited partner units:
Basic common units	37,940,332	37,900,146
Diluted common units	37,940,332	37,959,441

Supplemental information:
(a) includes excise taxes of:	$69,884	$66,858
(a) includes rent income of:	21,320	20,627
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,554	5,841
(c) includes rent expense of:	3,798	3,708

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities:
Net (loss) income	$(979)	$5,047
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and accretion expense	19,820	20,275
Amortization of deferred financing costs	1,848	680
Credit loss expense	37	45
Deferred income tax benefit	(2,056)	(2,045)
Equity-based employee and director compensation expense	561	732
Loss on dispositions and lease terminations, net	1,767	244
Changes in operating assets and liabilities, net of acquisitions	(9,460)	3,410
Net cash provided by operating activities	11,538	28,388

Cash flows from investing activities:
Principal payments received on notes receivable	53	33
Proceeds from sale of assets	568	1,460
Capital expenditures	(6,001)	(8,934)
Cash paid in connection with acquisitions, net of cash acquired	—	(1,885)
Net cash used in investing activities	(5,380)	(9,326)

Cash flows from financing activities:
Borrowings under revolving credit facilities	187,400	30,600
Repayments on revolving credit facilities	(15,537)	(26,575)
Borrowings under the Term Loan Facility	—	1,120
Repayments on the Term Loan Facility	(158,980)	(24,600)
Net proceeds from issuance of preferred membership interests	—	24,500
Payments of finance lease obligations	(698)	(658)
Payments of deferred financing costs	(6,906)	(6)
Distributions paid on distribution equivalent rights	(56)	(46)
Distributions paid on common units	(19,918)	(19,896)
Net cash used in financing activities	(14,695)	(15,561)
Net (decrease) increase in cash and cash equivalents	(8,537)	3,501

Cash and cash equivalents at beginning of period	16,054	7,648
Cash and cash equivalents at end of period	$7,517	$11,149

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2023	2022
Gross profit:
Motor fuel gross profit	$16,708	$16,184
Rent gross profit	13,255	12,339
Other revenues	1,247	1,786
Total gross profit	31,210	30,309
Operating expenses	(9,541)	(8,716)
Operating income	$21,669	$21,593

Motor fuel distribution sites (end of period): (a)
Independent dealers (b)	643	656
Lessee dealers (c)	612	642
Total motor fuel distribution sites	1,255	1,298

Motor fuel distribution sites (average):	1,271	1,302

Volume of gallons distributed	201,861	203,915

Margin per gallon	$0.083	$0.079

(a) In addition, CrossAmerica distributed motor fuel to sub-wholesalers who distributed to additional sites.

(b) The decrease in the independent dealer site count was primarily attributable to the loss of contracts, partially offset by the increase in independent dealer sites as a result of the acquisition of assets from Community Service Stations, Inc. and the ongoing real estate rationalization effort.

(c) The decrease in the lessee dealer count was primarily attributable to the real estate rationalization effort and the conversion of lessee dealer sites to company operated sites.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (in thousands, except for the number of retail sites):

	Three Months Ended March 31,
	2023	2022
Gross profit:
Motor fuel	$26,760	$26,304
Merchandise	18,123	16,682
Rent	2,511	2,447
Other revenue	3,455	3,088
Total gross profit	50,849	48,521
Operating expenses	(36,082)	(33,393)
Operating income	$14,767	$15,128

Retail sites (end of period):
Company operated retail sites (a)	268	255
Commission agents (b)	194	201
Total system sites at the end of the period	462	456

Total retail segment statistics:
Volume of gallons sold	119,085	116,040
Same store total system gallons sold	113,233	111,313
Average retail fuel sites	457	454
Margin per gallon, before deducting credit card fees and commissions	$0.318	$0.319

Company operated site statistics:
Average retail fuel sites	258	254
Same store fuel volume	74,724	74,655
Margin per gallon, before deducting credit card fees	$0.341	$0.327
Same store merchandise sales	$61,229	$58,765
Same store merchandise sales excluding cigarettes	$41,540	$37,762
Merchandise gross profit percentage	27.8%	26.8%

Commission site statistics:
Average retail fuel sites	198	200
Margin per gallon, before deducting credit card fees and commissions	$0.273	$0.303

(a) The increase in the company operated site count was primarily attributable to the conversion of lessee dealer and commission sites to company operated sites, largely in March 2023.

(b) The decrease in the commission site count was primarily attributable to the conversion of commission sites to company operated sites and the real estate rationalization effort.

(c) Same store fuel volume and same store merchandise sales include aggregated individual store results for all stores that had fuel volume or merchandise sales in all months for both periods. Same store merchandise sales excludes branded food sales and other revenues such as lottery commissions and car wash sales.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income before deducting interest expense, income taxes and depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based compensation expense, gains or losses on dispositions and lease terminations, net and certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by distributions paid.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of our financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess CrossAmerica’s financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the Partnership’s business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of CrossAmerica’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to CrossAmerica’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, CrossAmerica’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2023	2022
Net (loss) income (a)	$(979)	$5,047
Interest expense	12,012	6,661
Income tax benefit	(1,662)	(1,859)
Depreciation, amortization and accretion expense	19,820	20,275
EBITDA	29,191	30,124
Equity-based employee and director compensation expense	561	732
Loss on dispositions and lease terminations, net	1,767	244
Acquisition-related costs (b)	219	868
Adjusted EBITDA	31,738	31,968
Cash interest expense	(10,163)	(5,981)
Sustaining capital expenditures (c)	(2,049)	(1,554)
Current income tax expense	(394)	(185)
Distributable Cash Flow	$19,132	$24,248
Distributions paid	19,918	19,896
Distribution Coverage Ratio (a)	0.96x	1.22x

(a) Beginning in 2022, CrossAmerica reconciled Adjusted EBITDA to Net income rather than to Net income available to limited partners. The difference between Net income and Net income available to limited partners is that, beginning in the second quarter of 2022, the accretion of preferred membership interests issued in late March 2022 is a deduction from Net income in computing Net income available to limited partners. Because Adjusted EBITDA is used to assess CrossAmerica’s financial performance without regard to capital structure, the partnership believes Adjusted EBITDA should be reconciled with Net income, so that the calculation isn’t impacted by the accretion of preferred membership interests. This approach is comparable to the reconciliation of Adjusted EBITDA to Net income available to limited partners in past periods, as CrossAmerica has not recorded accretion of preferred membership interests in past periods.

(b) Relates to certain discrete acquisition-related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c) Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica's long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain the sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,150 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations: Randy Palmer, rpalmer@caplp.com or 610-625-8000

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.